HEI Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-282206 and 333-292929 on Form S-3 and Registration Statement Nos. 333-232360, 333-166737 and 333-232359 on Form S-8 of our report dated February 27, 2026, relating to the financial statements of Hawaiian Electric Industries, Inc. and the effectiveness of Hawaiian Electric Industries, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Honolulu, Hawaii
February 27, 2026